Exhibit 99.1

FS Bancorp, Inc. Reports First Quarter Net Income of $8.0 Million or $1.01 Per Diluted Share and the Forty-Ninth Consecutive Quarterly Cash Dividend

MOUNTLAKE TERRACE, WA – April 22, 2025 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2025 first quarter net income of $8.0 million, or $1.01 per diluted share, compared to $8.4 million, or $1.06 per diluted share, for the comparable quarter one year ago.

“Deposit growth exceeded expectations in the first quarter of 2025, enabling the Bank to be well positioned for our loan pipeline going into the second quarter,” stated Matthew Mullet, President/CFO.

“We are also pleased that our Board of Directors approved our forty-ninth consecutive quarterly cash dividend of $0.28 per common share, demonstrating our continued commitment to returning value to shareholders.  The cash dividend will be paid on May 22, 2025, to shareholders of record as of May 8, 2025,” noted Joe Adams, CEO.

2025 First Quarter Highlights

●	Net income was $8.0 million for the first quarter of 2025, compared to $7.4 million for the previous quarter, and $8.4 million for the comparable quarter one year ago;

●

Total deposits increased $275.7 million, or 11.8%, to $2.62 billion at March 31, 2025, primarily due to an increase of $226.9 million in brokered deposits, compared to $2.34 billion at December 31, 2024, and increased $149.9 million, or 6.1%, from $2.47 billion at March 31, 2024.  Noninterest-bearing deposits were $676.7 million at March 31, 2025, $638.2 million at December 31, 2024, and $646.9 million at March 31, 2024, reflecting growth in core deposits;

●

Borrowings decreased $239.0 million, or 77.6% to $68.8 million at March 31, 2025, compared to $307.8 million at December 31, 2024, and decreased $61.1 million, or 47.0%, from $129.9 million at March 31, 2024, and were primarily repositioned into wholesale brokered CDs noted above;

●	Loans receivable, net was virtually unchanged at $2.50 billion at both March 31, 2025, and December 31, 2024, and increased $85.7 million, or 3.5%, from $2.42 billion at March 31, 2024;

●

Consumer loans, of which 87.4% are home improvement loans, decreased $11.3 million, or 1.8%, to $608.9 million at March 31, 2025, compared to $620.2 million in the previous quarter, and decreased $37.2 million, or 5.8%, from $646.1 million in the comparable quarter one year ago. During the three months ended March 31, 2025, consumer loan originations included 79.9% of home improvement loans originated with a Fair Isaac Corporation (“FICO”) score above 720;

●

Repurchased 98,317 shares of the Company's common stock in the first quarter of 2025 at an average price of $39.06 per share with $873,000 remaining for future purchases under the existing share repurchase plan. On April 4, 2025, the Board authorized an additional share repurchase program of up to $5.0 million of the Company's common stock;

●

Book value per share increased $0.86 to $39.12 at March 31, 2025, compared to $38.26 at December 31, 2024, and increased $3.06 from $36.06 at March 31, 2024.  Tangible book value per share (non-GAAP financial measure) increased $0.94 to $36.96 at March 31, 2025, compared to $36.02 at December 31, 2024, and increased $3.49 from $33.47 at March 31, 2024. See, “Non-GAAP Financial Measures.”

●

Segment reporting in the first quarter of 2025 reflected net income of $7.8 million for the Commercial and Consumer Banking segment and $241,000 for the Home Lending segment, compared to net income of $7.4 million and net loss of $39,000 in the prior quarter, and net income of $8.2 million and $246,000 in the first quarter of 2024, respectively; and

FS Bancorp Q1 Earnings
April 22, 2025

●

Regulatory capital ratios at the Bank were 14.4% for total risk-based capital and 11.3% for Tier 1 leverage capital at March 31, 2025, compared to 14.2% for total risk-based capital and 11.2% for Tier 1 leverage capital at December 31, 2024.

Segment Reporting

The Company reports on two segments: Commercial and Consumer Banking and Home Lending. The Commercial and Consumer Banking segment provides diversified financial products and services to our commercial and consumer customers. These products and services include deposit products; residential, consumer, business and commercial real estate lending and cash management services. This segment is also responsible for managing the Bank's investment portfolio and other assets. The Home Lending segment originates one-to-four-family residential mortgage loans primarily for sale in the secondary markets as well as loans held for investment.

The tables below provide a summary of segment reporting at or for the three months ended March 31, 2025 and 2024 (dollars in thousands):

	At or For the Three Months Ended March 31, 2025
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$28,407	$2,575	$30,982
Provision for credit losses	(1,321)	(271)	(1,592)
Noninterest income (2)	2,246	2,880	5,126
Noninterest expense (3)	(20,176)	(4,879)	(25,055)
Income before provision for income taxes	9,156	305	9,461
Provision for income taxes	(1,376)	(64)	(1,440)
Net income	$7,780	$241	$8,021
Total average assets for period ended	$2,414,100	$618,412	$3,032,512
Full-time employees ("FTEs")	454	113	567

	At or For the Three Months Ended March 31, 2024
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$28,086	$2,260	$30,346
Provision for credit losses	(1,251)	(148)	(1,399)
Noninterest income (2)	2,393	2,718	5,111
Noninterest expense (3)	(19,008)	(4,521)	(23,529)
Income before provision for income taxes	10,220	309	10,529
Provision for income taxes	(2,069)	(63)	(2,132)
Net income	$8,151	$246	$8,397
Total average assets for period ended	$2,401,864	$556,683	$2,958,547
FTEs	440	130	570

FS Bancorp Q1 Earnings
April 22, 2025

__________________________

(1)

Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to the other segment. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of assigned liabilities to fund segment assets.

(2)

Noninterest income includes activity from certain residential mortgage loans that were initially originated for sale and measured at fair value and subsequently transferred to loans held for investment. Gains and losses from changes in fair value for these loans are reported in earnings as a component of noninterest income. For the three months ended March 31, 2025, the Company recorded a net increase in fair value of $263,000, compared to a net increase in fair value of $2,000 for the three months ended March 31, 2024. As of March 31, 2025 and 2024, there were $14.5 million and $15.0 million, respectively, in residential mortgage loans recorded at fair value as they were previously transferred from loans held for sale to loans held for investment.

(3)

Noninterest expense includes allocated overhead expense from general corporate activities. Allocation is determined based on a combination of segment assets and FTEs.  For the three months ended March 31, 2025 and 2024, the Home Lending segment included allocated overhead expenses of $1.8 million and $1.5 million, respectively.

Asset Summary

Total assets increased $36.9 million, or 1.2%, to $3.07 billion at March 31, 2025, compared to $3.03 billion at December 31, 2024, and increased $96.4 million, or 3.2%, from $2.97 billion at March 31, 2024.  The increase in total assets at March 31, 2025, compared to December 31, 2024, included increases of $31.1 million in total cash and cash equivalents, $10.0 million in securities available-for-sale, $3.4 million in other assets, $3.2 million in loans held for sale (“HFS”) and $2.0 million in securities held-to-maturity, partially offset by decreases in FHLB stock of $10.4 million, loans receivable, net of $834,000 and core deposit intangible (“CDI”), net of $831,000. The increase compared to March 31, 2024, was primarily due to increases in loans receivable, net of $85.7 million, other assets of $21.1 million, total cash and cash equivalents of $17.3 million, and securities available-for-sale of $11.5 million. These increases were partially offset by decreases in certificates of deposit at other financial institutions of $22.0 million, loans HFS of $18.9 million, and CDI, net of $3.5 million.

FS Bancorp Q1 Earnings
April 22, 2025

LOAN PORTFOLIO
(Dollars in thousands)	March 31, 2025		December 31, 2024		March 31, 2024
COMMERCIAL REAL ESTATE ("CRE") LOANS	Amount	%	Amount	%	Amount	%	Linked Quarter $ Change	Prior Year Quarter $ Change
CRE owner occupied	$164,911	6.5%	$170,396	6.7%	$174,946	7.2%	$(5,485)	$(10,035)
CRE non-owner occupied	174,188	6.9	174,921	6.9	184,109	7.5	(733)	(9,921)
Commercial and speculative construction and development	288,978	11.4	280,798	11.1	244,217	10.0	8,180	44,761
Multi-family	244,940	9.7	245,222	9.7	222,410	9.1	(282)	22,530
Total CRE loans	873,017	34.5	871,337	34.4	825,682	33.8	1,680	47,335

RESIDENTIAL REAL ESTATE LOANS
One-to-four-family (excludes HFS)	637,299	25.2	617,322	24.4	580,050	23.7	19,977	57,249
Home equity	73,846	2.9	75,147	3.0	73,323	3.0	(1,301)	523
Residential custom construction	48,810	1.9	49,902	2.0	57,129	2.3	(1,092)	(8,319)
Total residential real estate loans	759,955	30.0	742,371	29.4	710,502	29.0	17,584	49,453

CONSUMER LOANS
Indirect home improvement	532,038	21.0	541,946	21.4	568,802	23.2	(9,908)	(36,764)
Marine	73,737	2.9	74,931	3.0	73,921	3.0	(1,194)	(184)
Other consumer	3,118	0.1	3,304	0.1	3,409	0.1	(186)	(291)
Total consumer loans	608,893	24.0	620,181	24.5	646,132	26.3	(11,288)	(37,239)

COMMERCIAL BUSINESS LOANS
Commercial and industrial (“C&I”)	274,956	10.9	287,014	11.3	256,429	10.6	(12,058)	18,527
Warehouse lending	15,949	0.6	12,918	0.4	8,113	0.3	3,031	7,836
Total commercial business loans	290,905	11.5	299,932	11.7	264,542	10.9	(9,027)	26,363
Total loans receivable, gross	2,532,770	100.0%	2,533,821	100.0%	2,446,858	100.0%	(1,051)	85,912

Allowance for credit losses on loans	(31,653)		(31,870)		(31,479)		217	(174)
Total loans receivable, net	$2,501,117		$2,501,951		$2,415,379		$(834)	$85,738

FS Bancorp Q1 Earnings
April 22, 2025

The composition of CRE loans at the dates indicated were as follows:

(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
CRE by Type:	Amount	Amount	Amount
CRE non-owner occupied:
Office	$39,406	$39,697	$41,625
Retail	35,520	36,568	38,712
Hospitality/restaurant	27,377	27,562	24,751
Self-storage	19,092	19,111	21,383
Mixed use	18,868	17,721	19,186
Industrial	15,033	15,125	17,475
Senior housing/assisted living	7,506	7,565	8,446
Other (1)	6,579	6,631	6,785
Land	2,314	2,421	3,151
Education/worship	2,493	2,520	2,595
Total CRE non-owner occupied	174,188	174,921	184,109
CRE owner occupied:
Agriculture	3,990	3,834	3,744
Industrial	66,618	67,064	63,683
Office	40,447	42,223	41,652
Retail	20,535	20,718	21,836
Hospitality/restaurant	7,306	10,396	10,933
Other (2)	8,529	8,612	8,438
Car wash	—	—	7,713
Automobile related	7,266	7,325	7,479
Education/worship	4,641	4,608	4,604
Mixed use	5,579	5,616	4,864
Total CRE owner occupied	164,911	170,396	174,946
Total	$339,099	$345,317	$359,055

__________________________________

(1)

Primarily includes loans secured by mobile home parks totaling $758,000, $766,000, and $789,000, RV parks totaling $681,000, $685,000, and $696,000, automobile-related collateral totaling $584,000, $589,000, and $604,000, and other collateral totaling $4.6 million, $4.6 million, and $4.7 million at March 31, 2025, December 31, 2024, and March 31, 2024, respectively.

(2)

Primarily includes loans secured by gas stations totaling $1.5 million, $1.5 million and $1.7 million, non-profit organization totaling $1.4 million, $1.5 million and $915,000, and other collateral totaling $5.6 million, $5.6 million and $5.8 million at March 31, 2025, December 31, 2024, and March 31, 2024, respectively.

FS Bancorp Q1 Earnings
April 22, 2025

The following table includes CRE loans repricing or maturing within the next two years, excluding loans that reprice simultaneously with changes to the prime rate:

(Dollars in thousands)	For the Quarter Ended
CRE by type:	Jun 30, 2025	Sep 30, 2025	Dec 31, 2025	Mar 31, 2026	Jun 30, 2026	Sep 30, 2026	Dec 31, 2026	Mar 31, 2027	Total	Current Weighted Average Rate
Agriculture	$723	$—	$312	$175	$—	$292	$—	$—	$1,502	6.14%
Apartment	4,510	1,701	18,573	1,268	13,868	9,763	8,241	27,900	85,824	5.65%
Auto related	790	—	—	—	—	—	—	—	790	4.15%
Hotel / hospitality	1,760	1,315	—	115	1,265	—	—	—	4,455	4.75%
Industrial	—	161	10,122	981	590	1,594	—	13,481	26,929	5.13%
Mixed use	3,469	244	313	2,119	—	—	382	—	6,527	5.74%
Office	11,077	4,127	966	519	1,641	559	7,749	2,878	29,516	4.96%
Other	1,309	1,147	241	890	—	2,493	1,497	283	7,860	5.05%
Retail	1,738	63	—	436	3,474	—	3,423	3,059	12,193	4.11%
Senior housing and assisted living	—	—	—	2,157	—	—	—	—	2,157	4.75%
Total	$25,376	$8,758	$30,527	$8,660	$20,838	$14,701	$21,292	$47,601	$177,753

A breakdown of construction loans at the dates indicated were as follows:

(Dollars in thousands)	March 31, 2025		December 31, 2024
Construction Types:	Amount	Percent	Amount	Percent
Commercial construction – retail	$8,157	2.4%	$8,079	2.4%
Commercial construction – office	6,487	1.9	4,979	1.5
Commercial construction – self storage	16,012	4.7	13,480	4.1
Commercial construction – hotel	402	0.1	—	—
Multi-family	31,275	9.3	30,945	9.4
Custom construction – single family residential and single family manufactured residential	41,143	12.2	42,040	12.7
Custom construction – land, lot and acquisition and development	7,667	2.3	7,862	2.4
Speculative residential construction – vertical	186,042	55.1	180,381	54.5
Speculative residential construction – land, lot and acquisition and development	40,603	12.0	42,934	13.0
Total	$337,788	100.0%	$330,700	100.0%

(Dollars in thousands)	March 31, 2025		March 31, 2024
Construction Types:	Amount	Percent	Amount	Percent
Commercial construction – retail	$8,157	2.4%	$8,290	2.8%
Commercial construction – office	6,487	1.9	4,737	1.6
Commercial construction – self storage	16,012	4.7	10,000	3.3
Commercial construction – hotel	402	0.1	7,807	2.6
Multi-family	31,275	9.3	53,288	17.7
Custom construction – single family residential and single family manufactured residential	41,143	12.2	50,674	16.8
Custom construction – land, lot and acquisition and development	7,667	2.3	6,455	2.1
Speculative residential construction – vertical	186,042	55.1	134,047	44.5
Speculative residential construction – land, lot and acquisition and development	40,603	12.0	26,048	8.6
Total	$337,788	100.0%	$301,346	100.0%

FS Bancorp Q1 Earnings
April 22, 2025

Originations of one-to-four-family loans to purchase and refinance a home for the periods indicated were as follows:

(Dollars in thousands)	For the Three Months Ended
	March 31, 2025		December 31, 2024
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$120,719	83.0%	$129,232	83.2%	$(8,513)	(6.6)%
Refinance	24,677	17.0	26,116	16.8	(1,439)	(5.5)%
Total	$145,396	100.0%	$155,348	100.0%	$(9,952)	(6.4)%

(Dollars in thousands)	For the Three Months Ended March 31,
	2025		2024
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$120,719	83.0%	$135,577	88.1%	$(14,858)	(11.0)%
Refinance	24,677	17.0	18,371	11.9	6,306	34.3%
Total	$145,396	100.0%	$153,948	100.0%	$(8,552)	(5.6)%

During the quarter ended March 31, 2025, the Company sold $91.9 million of one-to-four-family loans compared to $138.9 million during the previous quarter and $93.9 million during the same quarter one year ago. The decrease in the volume of loans sold during the current quarter compared to the prior quarter was primarily due to seasonal factors combined with economic volatility. Gross margins on home loan sales increased to 3.26% for the quarter ended March 31, 2025, compared to 3.14% in the previous quarter and decreased from 3.43% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated were as follows:

(Dollars in thousands)
	March 31, 2025		December 31, 2024
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$659,417	25.2%	$627,679	26.8%	$31,738	5.1%
Interest-bearing checking (1)	201,469	7.7	176,561	7.5	24,908	14.1
Escrow accounts related to mortgages serviced (2)	17,289	0.7	10,479	0.5	6,810	65.0
Subtotal	878,175	33.6	814,719	34.8	63,456	7.8
Savings	160,332	6.1	154,188	6.6	6,144	4.0
Money market (3)	343,349	13.1	341,615	14.6	1,734	0.5
Subtotal	503,681	19.2	495,803	21.2	7,878	1.6
Certificates of deposit less than $100,000 (4)	639,947	24.5	440,257	18.8	199,690	45.4
Certificates of deposit of $100,000 through $250,000	450,836	17.2	455,594	19.5	(4,758)	(1.0)
Certificates of deposit greater than $250,000	142,512	5.5	133,045	5.7	9,467	7.1
Subtotal	1,233,295	47.2	1,028,896	44.0	204,399	19.9
Total	$2,615,151	100.0%	$2,339,418	100.0%	$275,733	11.8%

FS Bancorp Q1 Earnings
April 22, 2025

(Dollars in thousands)
	March 31, 2025		March 31, 2024
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$659,417	25.2%	$618,526	25.1%	$40,891	6.6%
Interest-bearing checking (1)	201,469	7.7	188,050	7.6	13,419	7.1
Escrow accounts related to mortgages serviced (2)	17,289	0.7	28,373	1.2	(11,084)	(39.1)
Subtotal	878,175	33.6	834,949	33.9	43,226	5.2
Savings	160,332	6.1	153,025	6.2	7,307	4.8
Money market (3)	343,349	13.1	364,944	14.8	(21,595)	(5.9)
Subtotal	503,681	19.2	517,969	21.0	(14,288)	(2.8)
Certificates of deposit less than $100,000 (4)	639,947	24.5	579,153	23.5	60,794	10.5
Certificates of deposit of $100,000 through $250,000	450,836	17.2	424,463	17.2	26,373	6.2
Certificates of deposit greater than $250,000	142,512	5.5	108,763	4.4	33,749	31.0
Subtotal	1,233,295	47.2	1,112,379	45.1	120,916	10.9
Total	$2,615,151	100.0%	$2,465,297	100.0%	$149,854	6.1%

(1)	Includes $30.1 million of brokered deposits at March 31, 2025, and no brokered deposits at December 31, 2024, and at March 31, 2024.
(2)	Primarily noninterest-bearing accounts based on applicable state law.
(3)	Includes $251,000, $279,000 and $8.0 million of brokered deposits at March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(4)	Includes $339.9 million, $143.1 million, and $331.3 million of brokered deposits at March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

At March 31, 2025, CDs, which include retail and non-retail CDs, totaled $1.23 billion, compared to $1.03 billion at December 31, 2024 and $1.11 billion at March 31, 2024, with non-retail CDs representing 28.5%, 15.0% and 31.0% of total CDs at such dates, respectively. At March 31, 2025, non-retail CDs, which include brokered CDs, online CDs and public funds CDs, increased $196.9 million to $351.7 million, compared to $154.8 million at December 31, 2024, primarily due to an increase of $196.8 million in brokered CDs.  The increase in brokered CDs provided funds to pay down higher cost borrowings. Non-retail CDs totaled $351.7 million at March 31, 2025, compared to $344.5 million at March 31, 2024.

At March 31, 2025, the Bank had uninsured deposits of approximately $679.4 million, compared to approximately $652.7 million at December 31, 2024, and $614.1 million at March 31, 2024.  The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

At March 31, 2025, borrowings decreased $239.0 million to $68.8 million at March 31, 2025, from $307.8 million at December 31, 2024, and decreased $61.1 million from $129.9 million at March 31, 2024. These borrowings were comprised solely of FHLB advances.

Total stockholders’ equity increased $3.1 million to $298.8 million at March 31, 2025, from $295.8 million at December 31, 2024, and increased $20.9 million, from $277.9 million at March 31, 2024. The increase in stockholders’ equity at March 31, 2025, compared to December 31, 2024, was primarily due to net income of $8.0 million and $513,000 in equity award compensation, partially offset by share repurchases of $3.8 million and cash dividends paid of $2.2 million. Stockholders’ equity was also impacted by decreases in unrealized net losses on securities available for sale of $2.7 million, net of tax, and decreases in unrealized net gains on fair value and cash flow hedges of $2.6 million, net of tax, reflecting changes in market interest rates during the quarter, resulting in a $151,000 decrease in accumulated other comprehensive loss, net of tax. Book value per common share was $39.12 at March 31, 2025, compared to $38.26 at December 31, 2024, and $36.06 at March 31, 2024.

FS Bancorp Q1 Earnings
April 22, 2025

The Bank is considered “well capitalized” under the capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) with a total risk-based capital ratio of 14.4%, a Tier 1 leverage capital ratio of 11.3%, and a common equity Tier 1 (“CET1”) capital ratio of 13.2% at March 31, 2025.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 14.7%, a Tier 1 leverage capital ratio of 9.9%, and a CET1 ratio of 11.5% at March 31, 2025.

Credit Quality

The allowance for credit losses on loans (“ACLL”) was $31.7 million, or 1.25% of gross loans receivable (excluding loans HFS) at March 31, 2025, compared to $31.9 million, or 1.26% of gross loans receivable (excluding loans HFS), at December 31, 2024, and $31.5 million, or 1.29% of gross loans receivable (excluding loans HFS), at March 31, 2024. The slight decrease in the ACLL at March 31, 2025, compared to the prior quarter was primarily due to a decrease in the balance of higher risk consumer loans.  The increase of $174,000 in the ACLL from the same quarter the prior year was primarily due to increases in CRE loans. The allowance for credit losses on unfunded loan commitments increased $66,000 to $1.5 million at March 31, 2025, compared to $1.4 million at December 31, 2024, and decreased $35,000 from $1.5 million at March 31, 2024, primarily due to an increase in the volume of unfunded commitments on construction loans

Nonperforming loans increased $870,000 to $14.5 million at March 31, 2025, compared to $13.6 million at December 31, 2024, and increased $2.4 million from $12.1 million at March 31, 2024. The increase in nonperforming loans compared to the prior quarter was primarily due to increases in nonperforming CRE construction and development loans of $1.5 million, nonperforming indirect home improvement loans of $1.1 million, and nonperforming one-to-four-family loans of $970,000, partially offset by decreases in nonperforming CRE loans of $1.6 million and nonperforming commercial business loans of $1.5 million. The increase in nonperforming loans compared to the same quarter the prior year was primarily due to increases in nonperforming construction and development loans of $1.8 million, nonperforming one-to-four-family loans of $961,000, and nonperforming indirect home improvement loans of $626,000, partially offset by a decrease in nonperforming commercial business loans of $1.4 million.

Loans classified as substandard increased $602,000 to $23.5 million at March 31, 2025, compared to $22.9 million at December 31, 2024, and decreased $1.4 million from $24.9 million at March 31, 2024.  The increase in substandard loans compared to the prior quarter was primarily due to an increase of $1.5 million in CRE construction and development loans, $1.1 million in indirect home improvement loans, and $953,000 in one-to-four-family loans, partially offset by decreases in commercial business loans of $1.8 million and CRE of $1.6 million.  The decrease in substandard loans compared to the prior year was primarily due to decreases of $3.1 million in C&I loans and $1.9 million in CRE loans, partially offset by increases of $1.8 million in CRE construction and development loans, $794,000 in one-to-four-family loans, and $626,000 in indirect home improvement loans.

Operating Results

Net interest income increased $636,000 to $31.0 million for the three months ended March 31, 2025, from $30.3 million for the three months ended March 31, 2024, primarily due to an increase in total interest income of $1.9 million, partially offset by an increase in interest expense of $1.3 million. The $1.9 million increase in total interest income was primarily due to an increase of $2.3 million in interest income on loans receivable, including fees, primarily as a result of net loan growth and variable rate loans repricing higher. The $1.3 million increase in total interest expense was primarily the result of higher market interest rates and a net increase in interest bearing liabilities.

FS Bancorp Q1 Earnings
April 22, 2025

NIM (annualized) increased six basis points to 4.32% for the three months ended March 31, 2025, from 4.26% for the same period in the prior year. The increase in NIM for the three months ended March 31, 2025, compared to the same period in 2024, reflects the increased yields on interest-earning assets.

The average total cost of funds, including noninterest-bearing checking, increased 17 basis points to 2.38% for the three months ended March 31, 2025, from 2.21% for the three months ended March 31, 2024. This increase was predominantly due to higher market rates for borrowings.

For the three months ended March 31, 2025, the provision for credit losses on loans was $1.5 million, compared to $1.4 million for the three months ended March 31, 2024. The provision for credit losses on loans reflects an increase in charge-off activity. During the three months ended March 31, 2025, net charge-offs increased $247,000 to $1.7 million, compared to $1.5 million for the same period last year.  This increase was the result of increased net charge-offs of $487,000 in indirect home improvement loans and $25,000 in commercial business loans, partially offset by a net reduction of net charge-offs of $213,000 in marine loans and $46,000 in other consumer loans. Management attributes the increase in net charge-offs over the year primarily to volatile economic conditions.

Total noninterest income was unchanged at $5.1 million for the three months ended March 31, 2025 and 2024.   Total noninterest expense was $25.0 million for the three months ended March 31, 2025, compared to $23.5 million for the three months ended March 31, 2024.  The $1.5 million increase was primarily due to a $976,000 increase in salaries and benefits and a $437,000 increase in operations expense.

FS Bancorp Q1 Earnings
April 22, 2025

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank offers a range of loan and deposit services primarily to small- and middle-market businesses and individuals in Washington and Oregon.  It operates through 27 bank branches, one headquarters office that provides loans and deposit services, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington. Additionally, the Bank services home mortgage customers across the Northwest, focusing on markets in Washington State including the Puget Sound, Tri-Cities, and Vancouver.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels; labor shortages, the effects of inflation, a recession or slowed economic growth; changes in the interest rate environment, including the increases and decrease in the Federal Reserve benchmark rate and duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown;  increased competitive pressures, including repricing and competitors' pricing initiatives, and their impact on our market position, loan, and deposit products; adverse changes in the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; challenges arising from expanding into new geographic markets, products, or services; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; volatility in the mortgage industry; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect economic activity or specific industry sectors; environmental, social and governance goals; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with or furnished to the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FS Bancorp Q1 Earnings
April 22, 2025

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands) (Unaudited)

				Linked	Prior Year
	March 31,	December 31,	March 31,	Quarter	Quarter
	2025	2024	2024	% Change	% Change
ASSETS
Cash and due from banks	$18,657	$19,280	$17,149	(3)	9
Interest-bearing deposits at other financial institutions	44,084	12,355	28,257	257	56
Total cash and cash equivalents	62,741	31,635	45,406	98	38
Certificates of deposit at other financial institutions	1,234	1,727	23,222	(29)	(95)
Securities available-for-sale, at fair value	291,133	281,175	279,643	4	4
Securities held-to-maturity, net	10,434	8,455	8,455	23	23
Loans held for sale, at fair value	31,038	27,835	49,957	12	(38)
Loans receivable, net	2,501,117	2,501,951	2,415,379	—	4
Accrued interest receivable	14,406	13,881	14,455	4	—
Premises and equipment, net	29,451	29,756	30,326	(1)	(3)
Operating lease right-of-use	4,979	5,378	6,202	(7)	(20)
Federal Home Loan Bank stock, at cost	5,256	15,621	2,909	(66)	81
Deferred tax asset, net	7,009	7,059	4,832	(1)	45
Bank owned life insurance (“BOLI”), net	38,778	38,528	37,958	1	2
MSRs, held at the lower of cost or fair value	8,926	9,204	9,009	(3)	(1)
Goodwill	3,592	3,592	3,592	—	—
Core deposit intangible, net	12,879	13,710	16,402	(6)	(21)
Other assets	43,105	39,670	21,958	9	96
TOTAL ASSETS	$3,066,078	$3,029,177	$2,969,705	1	3
LIABILITIES
Deposits:
Noninterest-bearing accounts	$676,706	$638,158	$646,899	6	5
Interest-bearing accounts	1,938,445	1,701,260	1,818,398	14	7
Total deposits	2,615,151	2,339,418	2,465,297	12	6
Borrowings	68,805	307,806	129,940	(78)	(47)
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(389)	(406)	(456)	(4)	(15)
Total subordinated notes less unamortized debt issuance costs	49,611	49,594	49,544	—	—
Operating lease liability	5,149	5,556	6,410	(7)	(20)
Other liabilities	28,522	31,036	40,582	(8)	(30)
Total liabilities	2,767,238	2,733,410	2,691,773	1	3
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 7,742,907 shares issued and outstanding at March 31, 2025, 7,833,014 at December 31, 2024, and 7,805,795 at March 31, 2024	77	78	78	(1)	(1)
Additional paid-in capital	52,806	55,716	57,552	(5)	(8)
Retained earnings	262,945	257,113	236,720	2	11
Accumulated other comprehensive loss, net of tax	(16,988)	(17,140)	(16,418)	(1)	3
Total stockholders’ equity	298,840	295,767	277,932	1	8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,066,078	$3,029,177	$2,969,705	1	3

FS Bancorp Q1 Earnings
April 22, 2025

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Linked	Prior Year
	March 31,	December 31,	March 31,	Quarter	Quarter
	2025	2024	2024	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$43,303	$43,654	$40,997	(1)	6
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	3,485	3,320	3,883	5	(10)
Total interest and dividend income	46,788	46,974	44,880	—	4
INTEREST EXPENSE
Deposits	13,058	13,543	12,882	(4)	1
Borrowings	2,263	1,831	1,167	24	94
Subordinated notes	485	486	485	—	—
Total interest expense	15,806	15,860	14,534	—	9
NET INTEREST INCOME	30,982	31,114	30,346	—	2
PROVISION FOR CREDIT LOSSES	1,592	1,522	1,399	5	14
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	29,390	29,592	28,947	(1)	2
NONINTEREST INCOME
Service charges and fee income	2,244	2,513	2,552	(11)	(12)
Gain on sale of loans	1,700	1,733	1,838	(2)	(8)
Gain on sale of MSRs	—	—	8,215	—	NM
Loss on sale of investment securities, net	—	—	(7,998)	—	NM
Earnings on cash surrender value of BOLI	250	256	240	(2)	4
Other noninterest income	932	108	264	763	253
Total noninterest income	5,126	4,610	5,111	11	—
NONINTEREST EXPENSE
Salaries and benefits	14,533	14,172	13,557	3	7
Operations	3,445	3,175	3,008	9	15
Occupancy	1,717	1,821	1,705	(6)	1
Data processing	2,045	2,252	1,958	(9)	4
Loan costs	548	781	585	(30)	(6)
Professional and board fees	1,186	1,038	923	14	28
FDIC insurance	538	490	532	10	1
Marketing and advertising	221	329	227	(33)	(3)
Amortization of core deposit intangible	831	876	941	(5)	(12)
(Recovery) impairment of servicing rights	(9)	(583)	93	(98)	(110)
Total noninterest expense	25,055	24,351	23,529	3	6
INCOME BEFORE PROVISION FOR INCOME TAXES	9,461	9,851	10,529	(4)	(10)
PROVISION FOR INCOME TAXES	1,440	2,469	2,132	(42)	(32)
NET INCOME	$8,021	$7,382	$8,397	9	(4)
Basic earnings per share	$1.02	$0.94	$1.07	9	(5)
Diluted earnings per share	$1.01	$0.92	$1.06	10	(5)

FS Bancorp Q1 Earnings
April 22, 2025

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	March 31,
PERFORMANCE RATIOS:	2025	2024	2024
Return on assets (ratio of net income to average total assets) (1)	1.07%	0.98%	1.14%
Return on equity (ratio of net income to average total stockholders' equity) (1)	10.80	9.88	12.29
Yield on average interest-earning assets (1)	6.53	6.51	6.30
Average total cost of funds (1)	2.38	2.38	2.21
Interest rate spread information – average during period	4.15	4.13	4.09
Net interest margin (1)	4.32	4.31	4.26
Operating expense to average total assets (1)	3.35	3.24	3.20
Average interest-earning assets to average interest-bearing liabilities (1)	142.94	143.27	144.51
Efficiency ratio (2)	69.39	68.16	66.36
Common equity ratio (ratio of stockholders' equity to total assets)	9.75	9.76	9.36
Tangible common equity ratio (3)	9.26	9.25	8.74

	March 31,	December 31,	March 31,
ASSET QUALITY RATIOS AND DATA:	2025	2024	2024
Nonperforming assets to total assets at end of period (4)	0.47%	0.45%	0.41%
Nonperforming loans to total gross loans (excluding loans HFS) (5)	0.57	0.54	0.49
Allowance for credit losses – loans to nonperforming loans (5)	219.08	234.55	260.24
Allowance for credit losses – loans to total gross loans (excluding loans HFS)	1.25	1.26	1.29

	At or For the Three Months Ended
	March 31,		December 31,		March 31,
PER COMMON SHARE DATA:	2025		2024		2024
Basic earnings per share	$1.02		$0.94		$1.07
Diluted earnings per share	$1.01		$0.92		$1.06
Weighted average basic shares outstanding	7,695,320		7,723,250		7,703,789
Weighted average diluted shares outstanding	7,805,728		7,897,099		7,824,460
Common shares outstanding at end of period	7,639,844	(6)	7,729,951	(7)	7,707,651	(8)
Book value per share using common shares outstanding	$39.12		$38.26		$36.06
Tangible book value per share using common shares outstanding (9)	$36.96		$36.02		$33.47

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. For a reconciliation to the most comparable GAAP financial measure, see “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(5)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.
(6)	Common shares were calculated using shares outstanding of 7,742,907 at March 31, 2025, less 103,063 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 7,833,014 at December 31, 2024, less 103,063 unvested restricted stock shares.
(8)	Common shares were calculated using shares outstanding of 7,805,795 at March 31, 2024, less 98,144 unvested restricted stock shares.
(9)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

FS Bancorp Q1 Earnings
April 22, 2025

(Dollars in thousands)	For the Three Months Ended March 31,		Qtr. Over Qtr.
Average Balances	2025	2024	$ Change
Assets
Loans receivable, net (1)	$2,559,944	$2,464,602	$95,342
Securities available-for-sale, at amortized cost	310,417	331,413	(20,996)
Securities held-to-maturity	8,656	8,500	156
Interest-bearing deposits and certificates of deposit at other financial institutions	16,161	59,514	(43,353)
FHLB stock, at cost	11,948	2,174	9,774
Total interest-earning assets	2,907,126	2,866,203	40,923
Noninterest-earning assets	125,386	92,344	33,042
Total assets	$3,032,512	$2,958,547	$73,965
Liabilities
Interest-bearing deposit accounts	$1,765,605	$1,832,767	$(67,162)
Borrowings	218,639	101,150	117,489
Subordinated notes	49,600	49,533	67
Total interest-bearing liabilities	2,033,844	1,983,450	50,394
Noninterest-bearing deposit accounts	663,824	657,083	6,741
Other noninterest-bearing liabilities	33,739	43,246	(9,507)
Total liabilities	$2,731,407	$2,683,779	$47,628

(1) Includes loans HFS.

FS Bancorp Q1 Earnings
April 22, 2025

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release presents non-GAAP financial measures that include tangible book value per share, and tangible common equity ratio. Management believes that providing the Company’s tangible book value per share and tangible common equity ratio is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and facilitates comparison of the quality and composition of the Company's capital over time and to its competitors. Where applicable, the Company has also presented comparable GAAP information.

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP book value per share and common equity ratio and the non-GAAP tangible book value per share and tangible common equity ratio is presented below.

(Dollars in thousands, except share and per share amounts)	March 31,		December 31,		March 31,
Tangible Book Value Per Share:	2025		2024		2024
Stockholders' equity (GAAP)	$298,840		$295,767		$277,932
Less: goodwill and core deposit intangible, net	(16,471)		(17,302)		(19,994)
Tangible common stockholders' equity (non-GAAP)	$282,369		$278,465		$257,938

Common shares outstanding at end of period	7,639,844	(1)	7,729,951	(2)	7,707,651	(3)

Book value per share (GAAP)	$39.12		$38.26		$36.06
Tangible book value per share (non-GAAP)	$36.96		$36.02		$33.47

Tangible Common Equity Ratio:
Total assets (GAAP)	$3,066,078		$3,029,177		$2,969,705
Less: goodwill and core deposit intangible assets	(16,471)		(17,302)		(19,994)
Tangible assets (non-GAAP)	$3,049,607		$3,011,875		$2,949,711

Common equity ratio (GAAP)	9.75%		9.76%		9.36%
Tangible common equity ratio (non-GAAP)	9.26		9.25		8.74

_________________________

(1)	Common shares were calculated using shares outstanding of 7,742,907 at March 31, 2025, less 103,063 unvested restricted stock shares.
(2)	Common shares were calculated using shares outstanding of 7,833,014 at December 31, 2024, less 103,063 unvested restricted stock shares.
(3)	Common shares were calculated using shares outstanding of 7,805,795 at March 31, 2024, less 98,144 unvested restricted stock shares.

Contacts:

Joseph C. Adams,

Chief Executive Officer

Matthew D. Mullet,

President/Chief Financial Officer

(425) 771-5299

www.FSBWA.com